January 21, 2014

Intrawest Resorts Holdings, Inc.

1621 18th Street, Suite 300

Denver, Colorado 80202

Re:	Intrawest Resorts Holdings, Inc. Registration Statement on Form S-1 (File No. 333-192252)

Ladies and Gentlemen:

We have acted as special counsel to Intrawest Resorts Holdings, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering (the “IPO”) by the Company of up to 3,125,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and the resale by Intrawest Europe Holdings S.à r.l. (the “Selling Stockholder”) of up to 12,500,000 shares of Common Stock (including up to 2,343,750 shares subject to an over-allotment option) (the “Secondary Shares”). The Company Shares and the Secondary Shares are collectively referred to herein as the “Shares”.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-1 (File No. 333-192252) of the Company, as filed with the Securities and Exchange Commission (the “Commission”) under the Act on November 12, 2013; (b) Pre-Effective Amendments No. 1 through No. 3 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (c) the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule A thereto, the Company and the Selling Stockholder, filed as Exhibit 1.1 to the Registration Statement; (d) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (e) the Bylaws of the Company, as amended to date and currently in effect; (f) the form of Restated Certificate of Incorporation (the “New Charter”) of the Company, to be in effect immediately prior to the consummation of the IPO and filed as Exhibit 3.1 to the Registration Statement; (g) the form of Amended and Restated Bylaws of the Company (the “New Bylaws”), to be in effect immediately prior to the consummation of the IPO and filed as Exhibit 3.2 to the Registration Statement; and (h) certain resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Intrawest Resorts Holdings, Inc.

January 21, 2014

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Upon the (i) due filing of the New Charter with the Secretary of State of the State of Delaware and the effectiveness thereof, (ii) adoption by the Board of Directors of the Company of the New Bylaws, (iii) due action by a duly appointed committee of the Board of Directors of the Company to determine the price per share of the Company Shares, and (iv) due execution and delivery of the Underwriting Agreement and issuance of the Company Shares against payment therefor in accordance with the Underwriting Agreement, the Company Shares will have been duly authorized by all necessary corporate action on the part of the Company and will be validly issued, fully paid and nonassessable; and

2.	The Secondary Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP